Exhibit 10.1

October 31, 2007

Mr. Jay Grinney

c/o HealthSouth Corporation

One HealthSouth Parkway

Birmingham, Alabama 35243

Dear Jay:

The Board of Directors (the “Board”) of HealthSouth Corporation (the “Company”) is delighted to have you continue your employment as President and Chief Executive Officer (“CEO”) of the Company. This letter (“Letter”) outlines certain of the terms and conditions of your continued employment with the Company.

1.         Term, Position and Duties. During the period commencing on May 1, 2007 and ending on December 31, 2010 (the “Term”), you have been and will be employed as the President and CEO of the Company, reporting directly to the Board. In your capacity as President and CEO, you will have the overall charge and responsibility for the business and affairs of the Company, subject to the Board’s direction and the policies of the Company, and such other duties and responsibilities as are commensurate with such positions. During the Term, and excluding any periods of vacation and sick leave to which you are entitled, you agree to devote your full business attention and time to the business and affairs of the Company and to use your best efforts to perform faithfully and efficiently such responsibilities. Your services will be performed at the Company’s headquarters in Birmingham, Alabama.

2.         Board Membership. You will also continue to be nominated to be a member of the Board. However, as a member of the Board, you will not participate in any deliberations or determinations regarding your own compensation.

3.         Compensation, Generally. Your base salary, annual incentive compensation and long-term incentive compensation (“Total Compensation”) will be determined by the Compensation Committee of the Board (the “Committee”) on an annual basis. The Committee intends, subject to its discretion, its review of your individual and Company performance and other market trends, to provide you during the Term with the opportunity to receive for each component of Total Compensation an amount generally comparable to the 65th percentile of amounts paid by other publicly traded companies in the healthcare industry, which companies will be determined by the Committee in its sole discretion, for target performance. The Committee will establish, in its sole discretion, the performance and payment conditions applicable to your Total Compensation, and such performance and payment conditions for annual and/or long-term incentive compensation awards will be established no later than 90 days into the applicable performance period.

4.         2007 Compensation. Your base salary for the period beginning on May 1, 2007 and ending on December 31, 2007 will be at an annualized rate of $1,000,000.00. For future calendar years within the Term, your base salary may be increased, but not decreased. Your target annual bonus for years 2007, 2008, 2009 and 2010 as CEO will be 100% (and your maximum bonus will be 200%) of your annualized rate of base salary as of May 1st of the applicable year.

5.         Benefits, Etc. You will also be eligible to participate in all of the Company’s plans, programs and policies, and to receive all benefits generally available to senior executives of the Company. In addition, you will be entitled to disability insurance coverage that provides for an annual long-term disability benefit equal to 60% of your base salary, subject to your eligibility for such coverage from a third-party at commercially reasonable rates.

6.         Long-Term Incentives. As part of your Total Compensation for 2007, you will be granted an award of 97, 403 shares of restricted stock of the Company (the “2007 Restricted Stock Award”) pursuant to the HealthSouth Corporation 1998 Restricted Stock Plan (the “RSP”). The terms and conditions of the 2007 Restricted Stock Award will be governed by the terms of the RSP and the provisions of Annex A hereto. Your future annual equity and other long-term incentive grants for during the Term for 2008 and thereafter (the “Future Awards,” together with the 2007 Restricted Stock Award, the “Awards”) will be determined by the Committee in its discretion and as described in Section 3 hereof, and will have such terms and conditions as are applicable to similarly situated executives in accordance with the terms and conditions the applicable plans and programs.

7.         Restrictive Covenants. During the Term (and for such extended periods due to your termination of employment during the Term, as applicable, under the Restrictive Covenant Agreement attached hereto as Annex B (the “Restrictive Covenant Agreement”)), you agree to be bound by the terms of the Restrictive Covenant Agreement, which is incorporated herein in its entirety.

8.	Severance and Change in Control.

(a)       The terms of the HealthSouth Corporation Executive Severance Plan (the “Executive Severance Plan”) and the HealthSouth Corporation Change in Control Benefits Plan (the “Change in Control Benefits Plan”), each as in effect on the date hereof, will govern your rights on termination of your employment during the Term. The Company agrees that notwithstanding any amendments to the Executive Severance Plan and the Change in Control Benefits Plan, if your employment terminates during the Term, you will be entitled to the payments and benefits provided under the Executive Severance Plan and the Change in Control Benefits Plan, as applicable, as in effect on the date hereof, and as amended pursuant to this Letter. Your entitlement to payments and benefits under the Executive Severance Plan and Change in

Control Benefits Plan, and Sections 8(b) and (c) below, is contingent upon your compliance with the provisions of the Restrictive Covenant Agreement.

(b)       If, subject to the terms of the Executive Severance Plan, you are terminated without Cause or resign for Good Reason (each as defined in the Executive Severance Plan), then for any Future Award that is subject to a vesting schedule that is time-based only, the portion of the Future Award that is unvested as of the effective date of your termination without Cause or resignation for Good Reason shall remain outstanding and continue to vest as if you remained in the employ of the Company through the earlier of (x) the next time-related vesting date of the applicable Future Award and (y) any material breach by you of any provision of this Letter, including the Restrictive Covenant Agreement.

(c)       If, subject to the terms of the Executive Severance Plan, you are terminated without Cause or resign for Good Reason (each as defined in the Executive Severance Plan), then, for any Award that is subject to the achievement of performance criteria, you will receive a Pro-rated Portion (as defined in the following sentence) of the amount, if any, earned with respect to such Award, such amount to be determined at the end of the applicable performance period in accordance with, and subject to, the applicable performance criteria. The “Pro-rated Portion” means a fraction of the Award whose numerator is the number of months elapsed from the date of grant of such Award through the date that is the earlier of (x) the effective date of your termination without Cause or resignation for Good Reason and (y) any material breach by you of any provision of this Letter, including the Restrictive Covenant Agreement, and the denominator of which is 36. The Award earned in accordance with this Section 8(c) will be paid or delivered to you as soon as practicable following the end of the applicable performance period.

9.         Resignation. Upon termination of your employment for any reason, you agree to resign, effective as of the date of your termination of employment, from any positions that you hold with the Company and its affiliates, the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates.

10.       Indemnification. You will be entitled to indemnification in connection with a litigation or proceeding arising out of you acting as President and CEO or an employee, officer or director of the Company, to the fullest extent permitted under the Company’s charter and by-laws and by applicable law. In addition, you will be entitled to liability insurance coverage pursuant to a Company-purchased directors’ and officers’ liability insurance policy on the same basis as other directors and officers of the Company.

11.       Tax. The Company may withhold from any amounts payable under this Letter such Federal, state, local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation. This Letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Unless otherwise provided herein or in any applicable plan, program or policy of the Company, payments to you under this Letter are intended to comply with the short-term deferral exemption from Section 409A and as such, will be made no later than March 15th of the calendar year following the calendar year in which you have a legally binding right to the payment. Further, reimbursements provided herein will be made no later than December 31st of the calendar year following the year in which the expense incurred, and in no event will the amount of in-kind benefits available in one taxable year affect the amount of in-kind benefits available in a different taxable year. In the event that any payments to you under this Letter (including pursuant to the Executive Severance Plan and the Change in Control Benefits Plan) are considered “non-qualified deferred compensation” under Section 409A, and of a type requiring payments six months after the date of your separation from service, to the extent required by Section 409A such payment will be delayed until six months and one day after the date of your separation from service (within the meaning of Section 409A); provided, however, that a payment delayed pursuant to this clause will commence earlier in the event of your death prior to the end of the six-month period.

12.	Other Matters.

(a)       In no event will you be entitled to duplicate payments or benefits under different provisions of this Letter or pursuant to the terms of any other plan, program or arrangement of the Company or its affiliates. In the event of any termination of your employment, you will be under no obligation to seek other employment, and, there will be no offset against amounts due to you under this Letter on account of any remuneration attributable to any subsequent employment, unless provided otherwise under the Company’s applicable plans.

(b)       Except to the extent necessary to enforce the provisions of the Restrictive Covenant Agreement, any disputes under this Letter will be settled by arbitration in Birmingham, Alabama in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Subject to review of time entries and other documentation, the Company will pay reasonable legal fees incurred by you in connection with the negotiation and documentation of this Letter (and the preceding term sheet) up to a maximum of $15,000.

(c)       This Letter is personal to you and without the prior written consent of the Company will not be assignable by you. This Letter will inure to the benefit of and be enforceable by your legal representatives, heirs or legatees. This Letter will inure to the benefit of and be binding upon the Company and its successors and assigns.

(d)       This Letter will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. This Letter may not be amended or modified otherwise than by a written agreement executed by the Company and you or the respective successors and legal representatives of the Company and you.

(e)       The invalidity or unenforceability of any provision of this Letter will not affect the validity or enforceability of any other provision of this Letter. No waiver will be valid unless in writing signed by the party providing the waiver (that is, by you or an authorized officer of the Company, as the case may be). The Company’s or your failure to insist upon strict compliance with any provisions of, or to assert any right under, this Letter will not be deemed to be a waiver of such provision or right or of any other provision or right under this Letter.

(f)        This Letter, Sections 4(a)(iv), 4(a)(v), 4(b)(iii), 4(b)(iv), 4(c)(ii) and 4(c)(iii) of that employment agreement, dated as of May 3, 2004, by and between the Company and you (the “2004 Employment Agreement”) concerning the treatment of certain outstanding equity awards upon termination of employment, and the applicable Company incentive, equity, welfare and benefit plans, programs and policies, including the Executive Severance Plan and the Change in Control Benefit Plan, contain the entire agreement between the parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto (including, without limitation, the 2004 Employment Agreement (except as provided earlier in this sentence) and the term sheet previously negotiated by the parties hereto). In the event of any inconsistency between the provisions of this Letter and the provisions of any other agreement or plan relating to the 2007 Restricted Stock Award, the provisions of this Letter will control. The provisions of this Letter will expire and be of no further force or effect as of December 31, 2010; provided, however, that any provision of this Letter, to the extent necessary to carry out the intent of such provision, will survive after the expiration of the Term.

Please confirm your acceptance of the foregoing by signing and returning a copy of this Letter to the undersigned no later than October 31, 2007. This Letter may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. This Letter will not be effective until you execute and deliver a copy of it to the Company.

Yours sincerely,

HEALTHSOUTH CORPORATION

/s/ Jon F. Hanson______________________

Jon F. Hanson

Chairman of the Board of Directors

Agreed and accepted:

/s/ Jay Grinney_____________________

Jay Grinney

Date: 10/31/07

ANNEX A

TERMS OF 2007 RESTRICTED STOCK AWARD

This Annex A formalizes in writing certain understandings between HealthSouth Corporation and its current and future subsidiaries and affiliates (collectively, the “Company”) and you, Jay Grinney with respect to your 2007 Restricted Stock Award (as defined in the employment letter, dated October 31, 2007 from the Company to you (the “Letter”)).

1.         The Board of Directors of the Company determined, in principle, on August 2, 2007 that the underlying value of the 2007 Restricted Stock Award will be $1.5 million, and the number of shares of such award is based upon the closing price of the Company’s common stock as of such date. The 2007 Restrictive Stock Award will be granted pursuant to and subject to the terms and conditions of the HealthSouth Corporation 1998 Restricted Stock Plan and such other terms and conditions as provided herein.

2.         Your 2007 Restricted Stock Award will vest and cease to be restricted on May 1, 2010 (the “Vesting Date”) only if (i) you are employed by the Company on the Vesting Date and (ii) the closing price per share of the Company’s common stock, par value $0.01, is at or above $24.00 for any 20 consecutive days within the period beginning on the date of grant and ending on the Vesting Date. You will immediately forfeit the 2007 Restricted Stock Award if you cease to be employed by the Company prior to the Vesting Date; provided, however, in accordance with Section 8(c) of the Letter, if, subject to the terms of the HealthSouth Corporation Executive Severance Plan (the “Executive Severance Plan”), you are terminated without Cause or resign for Good Reason (each as defined in the Executive Severance Plan), then you will receive a Pro-rated Portion (as defined in the following sentence) of the 2007 Restricted Stock Award if the condition set forth in clause (ii) above is satisfied. The “Pro-rated Portion” means a fraction of the 2007 Restricted Stock Award whose numerator is the number of months elapsed from the date of grant of such Award through the date that is the earlier of (x) the effective date of your termination without Cause or resignation for Good Reason and (y) any material breach by you of any provision of the Letter, including the Restrictive Covenant Agreement incorporated therein, and the denominator of which is 30. The 2007 Restricted Stock Award determined in accordance with this proviso will be delivered to you as soon as practicable following the Vesting Date.

ANNEX B

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (“Agreement”) formalizes in writing certain understandings between HealthSouth Corporation and its current and future subsidiaries and affiliates (collectively, the “Company”) and you, Jay Grinney:

1.         Confidentiality. During the Term (as defined in the employment letter, dated October 31, 2007 from the Company to you) and thereafter, other than in the ordinary course of performing your duties for the Company, you agree that you will not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or any affiliate of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which you acquire during the course of your employment, including, but not limited to, records kept in the ordinary course of business, except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent or actual jurisdiction to order you to divulge, disclose or make accessible such information. In the event you are requested to disclose information as contemplated in the preceding sentence, you agree, unless otherwise prohibited by law, to use your best efforts to give the Company’s General Counsel prompt written notice of any request for disclosure in advance of you making such disclosure in order to permit the Company a reasonable opportunity to challenge such disclosure. The foregoing will not apply to information that (i) was known to the public prior to its disclosure by you; or (ii) becomes known to the public through no wrongful disclosure by or act of you or any of your representatives.

2.         Property Rights. Whether during the Term or thereafter, you agree to hereby sell, assign and transfer to the Company all of your right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “Rights”) which during the period of your employment are made or conceived by you, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work you perform, or information you receive regarding the business of the Company, while employed by the Company. You will fully disclose to the Company as promptly as available all information known or possessed by you concerning any Rights, and upon request by the Company and without any further remuneration in any form to you by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights. You agree that at the time of the termination of employment, whether at the instance of you or the Company, and regardless of the reasons therefore, you will promptly deliver to the Company’s General Counsel, and not keep or deliver to anyone else, any and all of the following which is in your possession or control: (i) Company property (including, without limitation, credit cards, computers, communication devices, home office equipment and other Company tangible property) and (ii) notes, files, memoranda, papers and, in general, any and all physical matter and computer files containing confidential or proprietary information of the Company or any of its affiliates, including any and all documents relating to the conduct of the business of the Company or any of its affiliates and any and all documents containing confidential or proprietary information of the customers of the Company or any of its affiliates, except for (x) any documents for which the Company’s General Counsel has given written consent to removal at the time of termination of your employment and (y) any information necessary for you to retain for your tax purposes.

3.         Non-Competition. You acknowledge that in your capacity in management you have had or will have a great deal of exposure and access of the Company’s trade secrets and confidential and proprietary information. Therefore, during your employment and for 24 months following termination of such employment (whether during the Term or thereafter) or, for 12 months if you are terminated by the Company for Cause or due to Disability (each, as defined in the HealthSouth Corporation’s Executive Severance Plan or HealthSouth Corporation Change in Control Benefits Plan, as applicable), to protect the Company’s trade secrets and other confidential and proprietary information, you agree that you will not, other than in the ordinary course of performing your duties hereunder or as agreed by the Company in writing, engage in a “Competitive Business,” directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, in any geographic location in which the Company or any of its affiliates is engaged in business. You will not be deemed to be in violation of this Section 3 by reason of the fact that you own or acquire, solely as an investment, 2% or less of the outstanding equity securities (measured by value) of any publicly traded company. “Competitive Business” will mean (x) your participation in any unsolicited offer to purchase the stock or assets of the Company or (y) any business that competes anywhere in the world where the Company conducts any business or activity with (I) any business or activity, conducted by the Company prior to or as of the date of termination of your employment or (II) any business or activity in which the Company is actively considering to engage prior to or as of the date of termination of your employment.

4.         Non-Interference. You acknowledge that information regarding the Company’s business and financial relations with its vendors and customers is confidential information and proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause irreparable damage to the Company. You acknowledge that by virtue of your employment with the Company, you have gained or may gain knowledge of such information concerning the Company’s vendors and customers (respectively “Vendor Information” or “Customer Information”), and that you would inevitably have to draw on this Vendor Information and Customer Information and on other confidential information if you were to solicit or service the Company’s vendors or customers on behalf of a competing business enterprise. Accordingly, and subject to the immediately following sentence, you agree that, other than in the ordinary course of performing your duties for the Company, during your employment and for the 36-month period following the termination of such employment (whether during the Term or thereafter) (the “Restricted Period”), you will not, on behalf of yourself or any other person or entity, directly or indirectly seek to encourage or induce any vendor or customer of the Company to cease doing business with, or lessen its business with, the Company, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company’s relationships with its vendors and customers. No action by another person or entity in engaging in such encouragement or inducement as described in the preceding sentence will be deemed to be a breach of this provision by you unless you assisted, encouraged or otherwise counseled such person or entity to engage in such activity.

5.         Non-Solicitation. You agree that, during the Restricted Period (other than in the ordinary course of performing your duties for the Company), you will not, without the prior written consent of the Company, directly or indirectly, (i) hire any employee of the Company or any of its affiliates who is then an employee of the Company or such affiliate or was an employee during the prior six-month period, or (ii) solicit or encourage any such employee to leave the employ of the Company or such affiliate, as the case may be. No action by another person or entity in engaging in such hiring, solicitation or encouragement as described in the preceding sentence will be deemed to be a breach of this provision by you unless you assisted, encouraged or otherwise counseled such person or entity to engage in such activity.

6.         Public Comment. You, during the Term and at all times thereafter, will not (i) make any public derogatory comment concerning the Company or its affiliates or anyone whom you know to be a current or former director, officer, stockholder or employee of the Company or (ii) publish or produce any information or write any book, article, screenplay, teleplay or similar type of publication relating to the Company or its affiliates or anyone whom you know to be a current or former director, officer, stockholder or employee. Notwithstanding the foregoing, nothing in this Section 6 will prohibit you from responding publicly to incorrect, disparaging or derogatory public statements about the Company or you relating to your employment with the Company.

7.         Blue Penciling. If any restrictions on competitive or other activities contained in this Agreement will for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions will be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement, (i) you and the Company regard such restrictions as reasonable and compatible with your and the Company’s respective rights and (ii) you acknowledge and agree that the restrictions will not prevent you from obtaining gainful employment subsequent to the termination of your employment.

8.         Injunctive Relief. You acknowledge and agree that the covenants and obligations of you set forth in this Agreement relate to special, unique and extraordinary services rendered by you to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, you agree that the Company will be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining you from committing any violation of the covenants and obligations contained herein. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. The existence of any claim or cause of action by you against the Company will not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action will be determined separately.

9.         Survival. The provisions of this Agreement will remain in full force and effect until the expiration of the periods specified herein notwithstanding the earlier termination of your employment hereunder or the expiration of the Term. Your entitlement to payments and benefits under the Executive Severance Plan and Change in Control Benefits Plan is contingent upon your compliance with the provisions of the Restrictive Covenant Agreement.